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FOR IMMEDIATE RELEASE

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BioVeris Corporation	The Trout Group	Citigate Sard Verbinnen
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BIOVERIS COMPLETES NEW LICENSE AGREEMENT WITH THE UNIVERSITY OF MASSACHUSETTS AMHERST

Secures Exclusive Rights to Chlamydia Vaccine Candidate Targeting Potential Billion Dollar Market Opportunity

GAITHERSBURG, MD, December 6, 2005 - BioVeris Corporation (NASDAQ: BIOV) announced today that it has exercised its option to enter into an exclusive, worldwide license agreement with the University of Massachusetts Amherst (UMA) for patent rights to a proprietary vaccine candidate for Chlamydia, the most frequently reported infectious disease in the United States. Under the agreement with UMA, the Company has licensed exclusive rights to commercialize products for possible use in the prevention, diagnosis and treatment of all chlamydial infections, including the disease, Chlamydia, caused by the bacterium, Chlamydia trachomatis.

The Company will pay UMA a $75,000 license issue fee, milestones fees, including for initiating and completing human clinical trials and securing regulatory approvals, patent costs, and royalties on product sales, including a minimum annual royalty of $40,000 commencing in 2007. In May 2005, the Company and UMA entered into a separate Sponsored Research Agreement with the Carbohydrate Based Vaccine Group, comprised of Drs. Lloyd Semprevivo, Elizabeth Stuart and Wilmore Webley, under which the Company will sponsor up to $600,000 of research at UMA through 2006 aimed at developing a vaccine. The vaccine under investigation utilizes a pan-genus antigen that may be effective in preventing infections caused by most or all species of Chlamydia.

Chlamydia is a sexually transmitted disease caused by Chlamydia trachomatis. According to the Centers for Disease Control and Prevention, Chlamydia is the most frequently reported infectious disease in the U.S. with estimates of nearly 3 million cases annually. The Institute of Medicine estimates that the resulting total annual healthcare cost exceeds $2 billion.

Although antibiotic therapy is available, Chlamydia is a “silent” disease, showing no symptoms in three quarters of infected women and half of infected men. If left untreated in women, 40% of the infections will cause pelvic inflammatory disease with permanent damage, resulting in chronic pain, infertility and potentially fatal ectopic pregnancy. Infected pregnant women may transmit the infection to the eyes and respiratory tracts of their newborn, resulting in pneumonia and conjunctivitis. It has been estimated that by age 30, half of all sexually active women have been infected. Screening is recommended annually for all sexually active women under 26 years of age, all pregnant women, as well as older women with certain risk factors.

There is no vaccine currently available to protect against Chlamydia. The UMA vaccine technology is expected to cover all chlamydial infections, including those caused by Chlamydia psittaci, which often results in pneumonia and endocarditis in humans, and Chlamydia pneumoniae, which is responsible for some pneumonia, bronchitis, pharyngitis, laryngitis, and sinusitis. In addition, C. pneumoniae infections have been implicated by some investigators to be associated with atherosclerotic vascular disease, Alzheimer’s disease, asthma, and reactive arthritis. The future market for worldwide sales of Chlamydia vaccines has been estimated by industry analysts to exceed $1 billion annually.

About UMA

UMA is a leading national research university, recording more than $112 million annually in sponsored research activity. The campus has over 1,100 faculty, 65 departments, and 70 research centers, with more than 200 technology cases under management. Michael Jaremchuk, Associate Director of Licensing and Ventures, noted that the UMA – BioVeris partnership provides an outstanding example of the University’s capabilities. “We are very adept at providing solutions and developing technologies applicable to many industries,” he said. UMA is the flagship campus of the University of Massachusetts system, which was ranked 11th nationally by the Association of University Technology Managers (AUTM) for technology licensing income of more than $26 million in 2004. Visit www.amherst.cvip-umass.net for additional information.

About BioVeris

BioVeris Corporation - America’s Biosecurity Company™ - is an integrated healthcare company developing proprietary technologies in diagnostics and vaccinology. The Company is dedicated to the commercialization of innovative products and services for biosecurity and for healthcare providers, their patients and their communities. BioVeris is headquartered in Gaithersburg, Maryland. More information about the Company can be found at www.bioveris.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that relate to future events or BioVeris’ future performance. All statements in this press release that are not historical facts, including any statements about the agreements with UMA, market size and growth, and the utility or effectiveness of Chlamydia vaccines are hereby identified as “forward-looking statements.” The words “may,” “should,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions have been used to identify certain of the forward-looking statements. In this press release, BioVeris has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including changes in general economic, business and industry conditions. The foregoing sets forth some, but not all, of the factors that could impact upon BioVeris’ ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to BioVeris is provided in the Company’s filings with the Securities and Exchange Commission (SEC) available at the SEC’s web site at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in BioVeris’ SEC filings should be considered a complete statement of all potential risks and uncertainties. BioVeris has no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

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